Exhibit 10.7

THIRD AMENDMENT

TO

SUBURBAN PROPANE RETIREMENT SAVINGS & INVESTMENT PLAN

Pursuant to Article XI of the Suburban Propane Retirement Savings & Investment Plan effective January 1, 2013, said Plan is amended as set forth herein effective as of August 1, 2016.

FIRST:	Article I of the Plan is restated in its entirety, as attached hereto.
SECOND:	Article III of the Plan is restated in its entirety, as attached hereto.
THIRD:	Article XII of the Plan is restated in its entirety, as attached hereto.
FOURTH:	Article XIII of the Plan is restated in its entirety, as attached hereto.
FIFTH:	Article XIV of the Plan is restated in its entirety, as attached hereto.
SIXTH:	In all other respects, the Plan is ratified and approved.

IN WITNESS WHEREOF, the duly authorized Members of the Benefits Administration Committee have adopted this amendment this ____ day of December, 2016.

Daniel S. Bloomstein	Steven C. Boyd

A. Davin D’Ambrosio	Michael A. Kuglin

Sandra N. Zwickel

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ARTICLE I ‑ DEFINITIONS

As used in this Plan and the Trust Agreement adopted in connection therewith, the following words and phrases shall have the meanings set forth in this Article I, unless the context clearly indicates otherwise.  Whenever appropriate, words used in the singular shall include the plural, words used in the plural shall include the singular, and the masculine shall include the feminine.

1.01 Actual Deferral Percentage  shall mean the average (for a specified group of Employees for a Plan Year) of the ratios, calculated separately for each employee in the group, of (a) the amount of Employer contributions actually paid over to the Trust on behalf of each such Employee for such Plan Year, including elective deferral contributions (exclusive of catch-up contributions), such Employer contributions and Employer matching contributions, if any, as are treated as elective deferral contributions under Section 3.05(b)(iv), and Excess Contributions of Highly Compensated Employees, but excluding any elective deferral contributions taken into account for purposes of the Actual Contribution Percentage Tests (provided that the Actual Deferral Percentage Tests are satisfied after exclusion of these elective deferral contributions), to (b) his Employee Compensation for such Plan Year.  For this purpose, Employer contributions shall  include any elective deferral contributions, other than catch-up contributions, made pursuant to the Participant’s deferral election, including excess deferrals by a Highly Compensated Employee, but excluding excess deferrals by a Non-Highly Compensated Employee that arise solely from Excess Deferrals made under the Plan or plans of the Employer, and excluding elective deferral contributions that are taken into account in the Actual Contribution Percentage Test, provided that the provisions of Section 3.05 are satisfied both with and without exclusion of such elective deferral contributions.  For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for his failure to make any elective deferral contribution shall be treated as a Participant on whose behalf no elective deferral contribution is made.  In calculating the Actual Deferral Percentage for any Highly Compensated Employee who is a participant in two or more cash or deferred arrangements of the Employer, all such cash or deferred arrangements shall be treated as one; provided, however, that for Plan Years beginning before 2006, if two or more such cash or deferred arrangements have different plan years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.  Notwithstanding the foregoing, certain plans shall be treated as separate, if mandatorily disaggregated pursuant to regulations under Code Section 401(k).

1.02 Beneficiary shall mean any person or persons other than the Participant who is entitled to receive benefits under this Plan by designation, under law, or in accordance with the provisions of this Plan.

1.03 Code shall mean the Internal Revenue Code of 1986, as it exists currently and as it may be amended from time to time.

1.04 Compensation shall mean a Participant’s basic salary or hourly wage, plus commissions and transport pay, but excluding overtime, bonuses, and other contingent or extraordinary compensation of any kind, which is reportable as W-2 income for federal income tax purposes, which is received from the Employer during the Plan Year for personal services

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rendered to the Employer in the course of employment (exclusive of any severance benefit payable subsequent to severance from employment, and exclusive of reimbursements or other expense allowances, fringe benefits, whether cash or non-cash, moving expenses, deferred compensation, and welfare benefits, even if such items are includable in gross income) and which is determined before reduction for any elective deferral contribution to a qualified cash or deferred arrangement under Code Section 401(k), before reduction for any contribution or deferral which is excludable from the Participant’s gross income under Code Section 125, and before reduction for any elective amount which is excludable from the Participant’s gross income under Code Section 132(f)(4); provided, however, that for any Self-Employed Individual, Compensation shall mean his Earned Income.  Notwithstanding the foregoing, Compensation in excess of $200,000.00, or such other amount as is specified by Code Section 401(a)(17)(A), as adjusted for increases in the cost-of-living in accordance with Code Section 401(a)(17)(B), shall be disregarded.

The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve months, over which Compensation is determined (a “determination period”) beginning with or within such calendar year.  If a determination period consists of fewer than twelve months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve.

As to any Participant who, following a leave of absence for Qualified Military Service, returns to employment with the Employer within the time specified by Section 2.02, for purposes of calculating missed Employer contributions, Compensation shall mean the Compensation the Participant would have received during the period of absence but for the Qualified Military Service or, if such compensation cannot reasonably be determined, the Participant’s average Compensation during the twelve-month period (or, if less than twelve months, during the period of employment) immediately preceding the Qualified Military Service.

Earned Income, used herein with respect to a Self-Employed Individual, shall mean net earnings from self-employment in the trade or business with respect to which the Employer has established the Plan, provided that personal services of the individual are a material income-producing factor.  Such net earnings shall be determined without regard to items not included in gross income and deductions allocable to those items, after reduction for the Employer’s deductible contribution made on behalf of such individual for such year, and with regard to the deduction allowed to the Employer by Code Section 164(f) for taxable years beginning after December 31, 1989.  In addition, any distribution from an S Corporation, as defined in Code Section 1361, which is treated as income from self-employment shall be counted as Compensation under the Plan.  Notwithstanding the foregoing, if Compensation is defined herein as other than total compensation, then the Earned Income of any Self-Employed Individual shall be adjusted to an equivalent amount by multiplying it by a percentage equal to the percentage of total compensation included for the Non-Highly Compensated (common law) Employees of the Employer.

1.05 Date of Participation shall mean the date on which an Employee becomes a Participant in the Plan in accordance with the provisions of Section 2.01.

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1.06  Elective Deferral Contribution Account shall mean the account established within the Trust in the name of a Participant to which the Participant’s elective deferral contributions, if any, are credited and which is adjusted, in accordance with the provisions of Section 4.03, for any gains or losses on the investments of the Trust.

1.07 Eligible Employee shall mean any regular part-time or full-time Employee who is not ineligible for participation, as provided in Section 2.04.  A temporary Employee who is not otherwise ineligible for participation shall become an Eligible Employee after completing a Year of Service.

1.08 Employee shall mean any person who is employed by the Employer or any other employer mandatorily aggregated with the Employer under Code Section 414(b), (c), (m) or (o), any Self-Employed Individual, any Owner-Employee and any Leased Employee.  Notwithstanding the foregoing, if the Leased Employees of the Employer do not constitute more than 20% of the Employer’s Non-Highly Compensated Employees, the term “Employee” shall not include those Leased Employees covered by a money purchase pension plan providing (a) a non-integrated employer contribution rate of at least 10% of compensation, as defined in Code Section 415(c)(3), but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code Section 125, 402(e)(3), 402(h)(1)(B) or 403(b); (b) immediate participation, and (c) full and immediate vesting.

1.09 Employee Compensation shall mean a Participant’s Compensation, as defined in Appendix I, and which is taken into account in calculating his Actual Deferral Percentage and Actual Contribution Percentage for the Plan Year.

1.10 Employer shall mean Suburban Propane, L.P. and any Affiliate which has adopted this Plan with the consent of the Board of Supervisors.  For this purpose, Affiliate shall mean any entity which is related to the Employer as a member of a controlled group of corporations in accordance with Code Section 414(b), as a trade or business under common control in accordance with Code Section 414(c), or  as a member of an affiliated service group as defined under Code Section 414(m).

1.11 Employer Contribution Account shall mean the account established within the Trust in the name of a Participant to which the Participant’s share of any Employer contributions is credited and which is adjusted, in accordance with the provisions of Section 4.03, for any gains or losses on the investments of the Trust.

1.12 Employer Matching Contribution Account shall mean the account established within the Trust in the name of a Participant to which the Participant’s share of any Employer matching contributions (if such contributions are, or ever have been, made under the terms of the Plan) is credited and which is adjusted, in accordance with the provisions of Section 4.03, for any gains or losses on the investments of the Trust.

1.13 Employment Commencement Date shall mean the date on which the Employee first completes an Hour of Service.

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1.14 Excess Contributions shall mean, with respect to any Plan Year, the excess of the aggregate amount of Employer contributions and elective deferral contributions actually taken into account in computing the Actual Deferral Percentage of Highly Compensated Employees for such Plan Year, over the maximum amount of such contributions permitted by the Actual Deferral Percentage Test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the Actual Deferral Percentages, beginning with the highest of such percentages.)

1.15 Excess Deferrals shall mean, with respect to any calendar year, a Participant’s elective deferral contributions to this Plan other than catch-up contributions, aggregated with all elective deferrals by or on behalf of such Participant, pursuant to an election to defer under any qualified cash or deferred arrangement as described in Code Section 401(k), any salary reduction simplified employee pension plan as described in Code Section 408 (k)(6),  any SIMPLE IRA plan as described in Code Section 408(p), any eligible deferred compensation plan under Code Section 457 or any Plan described in Code Section 501(c)(18), and any employer contributions on behalf of the Participant for the purchase of any annuity contract under Code Section 403(b), pursuant to a salary deferral agreement, which exceed such amount as the Secretary of the Treasury may designate for purposes of Code Section 402(g).

1.16 Five Percent Owner shall mean any person who owns or is considered (within the meaning of Code Section 318) to own more than 5% of the outstanding stock of the Employer, stock possessing more than 5% of the total combined voting power of all stock of the Employer, or more than 5% of the capital or profits interest in the Employer.  For purposes of determining ownership in the Employer, the aggregation rules of Code Sections 414(b), (c) and (m) shall not apply.

1.17 Highly Compensated Employee shall mean any Employee who (a) at any time during the Plan Year or the preceding year, was a Five Percent Owner, as defined in Section 1.16, or (b) during the preceding year, received Compensation (as defined in Appendix I) from the Employer in excess of $80,000.00.  The $80,000.00 amount shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter ending September 30, 1996.  In addition, the term “Highly Compensated Employee”  shall be defined, at all times, in accordance with Code Section 414(q) and regulations issued thereunder.  For purposes of this Section, “preceding year” shall mean the 12 month period immediately preceding the applicable Plan Year.  A former employee shall be treated as a Highly Compensated Employee with respect to a Plan Year in which he is eligible to participate in the Plan, if such employee was a Highly Compensated Employee when such employee separated from service or at any time after attaining age 55.  In determining whether the employee was a Highly Compensated Employee, the definition of Highly Compensated Employee in effect at the time of the separation from service or attainment of age 55, whichever is applicable, shall control.

1.18 Hour of Service shall mean each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer, which hour will be credited to the Employee for the Year of Service in which the duties are performed, and each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during

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which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided, however, that no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period (whether or not such period occurs in a single computation period) during which the Employee performs no duties; and provided, further, that Hours of Service shall be calculated and credited hereunder pursuant to United States Department of Labor Regulation Sections 2530.200b-2(b) and 2530.200b-2(c), which are incorporated herein by this reference.  Hour of Service shall include each hour of Qualified Military Service which must be counted for plan purposes in accordance with Code Section 414(u).

Hour of Service also shall include each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer.  The same hours of service shall not be credited under both this paragraph and the preceding paragraph but shall be credited to the Employee for the Year or Years of Service to which the award or agreement pertains rather than the Year of Service in which the award, agreement or payment is made.

Hours of Service will be credited for employment with other members of an affiliated service group, as defined in Code Section 414(m), or a controlled group, as defined in Code Section 414(b) or 414(c), of which the Employer is a member and any other entity which must be aggregated with the Employer in accordance with Code Section 414(o) and the regulations issued thereunder.  Hours of Service shall be credited for any individual who is considered to be an employee for purposes of the Plan under Code Section 414(n) or 414(o) and the regulations issued thereunder.

Solely for purposes of determining whether a One Year Break in Service has occurred, a Participant who is on a “maternity or paternity leave of absence” shall be credited with the Hours of Service with which he normally would be credited but for the absence.  In the event such hours cannot be determined, the Participant shall be credited with 8 Hours of Service per normal workday of absence; provided, however, that no more than 501 Hours of Service shall be credited for any single maternity or paternity leave of absence.  Such Hours of Service shall be credited only in the Plan Year in which the maternity or paternity leave of absence begins, if the crediting of such Hours of Service is necessary to prevent the occurrence of a One Year Break in Service, or in any other case, in the year immediately following the Plan Year in which the maternity or paternity leave begins.  For purposes of this section “maternity or paternity leave of absence” shall mean an absence due to pregnancy, birth of a child,  placement of a child with the Participant in connection with the adoption of such child, or caring for a child immediately following such birth or placement.

1.19 Leased Employee shall mean any person who is not an Employee of the Employer but provides services to the Employer pursuant to an agreement between the Employer and a leasing organization, performs such services for the Employer (or for the Employer and related persons, as determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and performs such services under the primary direction or control of the Employer.  Any contributions or benefits provided for a Leased Employee by the leasing organization which are attributable to services performed for the Employer shall be treated as being provided by the Employer.

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1.20 Limitation Year shall mean the calendar year or such other twelve month period as is identified by resolution or other appropriate action of the Employer.

1.21 Non-Highly Compensated Employee shall mean any Employee who is not a Highly Compensated Employee.

1.22 One Year Break in Service shall mean a Plan Year during which an Eligible Employee or Participant, as the case may be, does not complete an Hour of Service with the Employer.

1.23 Owner‑Employee shall mean a Self‑Employed Individual who is the sole proprietor or a partner who owns more than 10% of either the capital or profit interest in the Employer.

1.24 Participant shall mean any Eligible Employee who has attained his Date of Participation and has not become ineligible for any reason to participate further in the Plan; Participant also shall mean any former Employee who previously attained his Date of Participation and for whom an account balance is maintained.  A Participant is deemed to benefit  under the Plan in any Plan Year in which the Participant receives or is deemed to receive an allocation in accordance with Regulation §1.410(b)-3(a).

1.25 Plan  shall mean the retirement plan sponsored by the Employer as embodied herein.  Prior Plan shall mean a retirement plan which is qualified under Code Section 401(a), all or part of the assets of which are transferred to the Plan in a transaction which meets the requirements of Regulation § 1.414(l).  As of the Effective Date, Prior Plan includes the Quantum Savings and Stock Ownership Plan, the Thrift and Profit Sharing Plan for Eligible Employees of National Distillers and Chemical Corporation, and the Petrolane Savings and Stock Ownership Plan, as well as the Suburban Propane Retirement Savings & Investment Plan for Certain Hourly Represented Employees which was merged into this Plan effective as of January 1, 1997.

1.26 Plan Administrator shall mean the Benefits Administration Committee which shall act in accordance with Article VIII. The Plan Administrator is the Named Fiduciary under the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

1.27 Plan Year shall mean the twelve consecutive month period, from and after the initial effective date of the Plan, beginning on January 1 of each year and ending on the following December 31.

1.28 Qualified Military Service shall mean service in the uniformed services of the United States performed by an individual who is entitled to reemployment rights with respect to such service in accordance with Code Section 414(u).

1.29 Self‑Employed Individual shall mean an individual who has Earned Income or who would have had Earned Income but for the fact that the trade or business for which the Plan is established did not have net profits for the taxable year.

1.30 Trust or Trust Fund shall mean the assets of the Plan as shall exist from time to time and as shall be administered by the Trustee pursuant to the terms of the Trust Agreement.

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1.31 Trustee shall mean the person, persons, entity or entities who, from time to time, are serving as trustees under the Trust Agreement.

1.32 Vested Portion shall mean the portion of a Participant’s account which is nonforfeitable and which is determined in accordance with the provisions of Section 5.04.

1.33 Voluntary Nondeductible Contribution Account shall mean the account established within the Trust in the name of a Participant to which the Participant’s voluntary nondeductible contributions, if such contributions are, or ever have been, permitted under the terms of the Plan or any Prior Plan, are credited and which is adjusted, in accordance with the provisions of Section 4.03, for any gains or losses on the investments of the Trust.

1.34 Year of Service shall mean a twelve month computation period during which the Employee completes an 1,000 Hours of Service.  The first such computation shall begin with the Employee’s Employment Commencement Date; succeeding computation periods shall be the Plan Year, and the first such succeeding computation period shall be the first Plan Year which commences prior to the first anniversary of the Employee’s Employment Commencement Date.

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ARTICLE III ‑ CONTRIBUTIONS

3.01 Amount of Employer Contribution:  The amount to be contributed to the Plan shall be determined for each Plan Year by the Employer, in its absolute discretion.  A contribution may be made without regard to the existence of current or accumulated profits.  The Employer contribution, if any, shall be paid to the Trust within the time period and manner permitted by the Code; provided, however, that no in-kind contributions shall be permitted.

3.02 Limitation on Employer Contributions:  In no event shall a contribution be made on behalf of any Participant which would result in a violation of Code Section 415.  (See Plan Appendix, “Limitations - Section 415.”)

3.03 Elective Deferral Contributions:

(a) Subject to the Automatic Contribution Arrangement provisions of Section 3.14, each Plan Year, any Participant may elect to make an elective deferral contribution to the Trust by entering into a deferral election agreement with the Employer.  The terms of any such deferral election shall provide that the Participant agrees to defer receipt of any whole percentage of his Compensation, between 1% and 90%, as specified by the Participant, subject to the limitations set forth in Section 3.05 and the then applicable limits under Code Section 402(g); provided, however, that effective as of August 1, 2016, the terms of any such deferral election shall provide that the Participant agrees to defer receipt of any whole percentage of his Compensation, between 1% and 75%, as specified by the Participant, subject to the limitations set forth in Section 3.05 and the then applicable limits under Code Section 402(g).  Notwithstanding the foregoing, in no event shall an elective deferral contribution be permitted by any Participant to the extent that it would result in a violation of Code Section 415 (See Plan Appendix, “Limitations ‑ Section 415”) or Code Section 401(k).

(b) In consideration of such election, the amount of the Participant’s Compensation which was deferred, pursuant to the deferral election, shall be allocated to the Participant’s Elective Deferral Contribution Account subject to the following conditions:

(i) The allocation shall be made without regard to the Participant’s performance of services or participation in the Plan on any date subsequent to the date of the allocation, and

(ii) The elective deferral contributions so allocated shall be paid to the Trust as soon as administratively feasible, but in no event later than the 15th business day of the month following the month in which such amounts otherwise would have been payable to the Participant in cash.  For this purpose, elective deferral contributions are deemed to relate to Compensation that either would have been received by the Participant during the Plan Year, but for the election to defer, or is attributable to services performed by the Participant during the Plan Year and, but for the election to defer, would have been received by the Participant within 2-1/2 months after the close of the Plan Year.

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(c) The term “elective deferral contribution” shall include pre-tax elective deferral contributions, catch-up contributions and Roth elective deferrals, if the Plan, at any time, accepts Roth elective deferrals.  The Participant’s deferral election shall specify the type of elective deferral contribution (pre-tax or Roth) to be withheld from each payment of Compensation, and such elective deferral contributions may not be reclassified following the date of contribution.

(d) The term “catch-up contributions” shall mean pre-tax elective deferral contributions made after 2001, which exceed an otherwise applicable plan limit and which are made by a Participant who has attained, or, by the last day of the taxable year in which the catch-up contributions are made, will attain, the age of 50.  For this purpose, an “otherwise applicable Plan limit” shall include the limit on elective deferrals under Code Section 402(g), the Actual Deferral Percentage limitations of Section 3.05, or an Employer-imposed limit on elective deferral contributions.

(i) In no event may catch-up contributions be made for any taxable year which exceed (A) the applicable dollar limit on catch-up contributions under Code Section 414(v)(2)(B)(i), which is $5,000 for taxable years beginning in 2006, as adjusted, in accordance with Code Section 414(v)(2)(C), for cost-of-living increases in multiples of $500, or (B) the Participant’s Compensation, reduced by all elective deferral contributions, other than catch-up contributions, made by the Participant for such year.  The dollar limit on catch-up contributions is, and thereafter, it will be adjusted by the Secretary of the Treasury.

(ii) Catch-up contributions shall not be included as annual additions for purposes of Code Section 415 (See Plan Appendix, “Limitations – Section 415”), shall not be counted as elective deferral contributions for purposes of computing Actual Deferral Percentages or applying the Actual Deferral Percentage limitations of Section 3.05, and shall not be counted in determining the minimum allocation in any Top Heavy Plan Year in accordance with Section 10.03.

(e) The term “Roth elective deferrals” shall mean elective deferral contributions made after 2005, which are includible in the Participant’s gross income for the taxable year in which such elective deferral is made and which have been irrevocably designated as Roth elective deferrals by the Participant in his deferral election.  A Participant’s Roth elective deferrals (if such contributions are, or ever have been, permitted under the terms of the Plan) and any income, gains and/or losses attributable thereto, shall be allocated to the Participant’s separate Roth Elective Deferral Account.

(f) Roth elective deferrals shall not be permitted.

3.04 Deferral Election:

(a) A deferral election shall be effective for the payroll period next following the date on which the election is executed and shall remain effective unless and until amended.

(b) A deferral election may be amended by a Participant at any time, effective for the payroll period next following the date of such amendment.

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(c) The Employer or Committee may amend any deferral election at any time, if it is determined that such amendment is necessary to insure that the limitations of neither Section 3.05 nor Code Section 402(g) will be exceeded or to insure that the nondiscrimination tests of Code Section 401(k) are met for the Plan Year.

3.05 Actual Deferral Percentage Limitations:

(a) Actual Deferral Percentage Tests: As to each Plan Year and unless the Employer has elected one of the safe harbors, as provided in Section 3.13, the Actual Deferral Percentage, as defined in Section 1.01, for Participants who are Highly Compensated Employees for that Plan Year must bear a relationship to the Actual Deferral Percentage for Participants who are Non-Highly Compensated Employees for that Plan Year which satisfies either of the following Actual Deferral Percentage Tests:

(i) The Actual Deferral Percentage for Participants who are Highly Compensated Employees is not more than the Actual Deferral Percentage for Participants who are Non-Highly Compensated Employees, multiplied by 1.25, or

(ii) The excess of the Actual Deferral Percentage for Participants who are Highly Compensated Employees over that of the Participants who are Non-Highly Compensated Employees is not more than 2 percentage points, and the Actual Deferral Percentage for such Highly Compensated Employees is not more than the Actual Deferral Percentage for such Non-Highly Compensated Employees multiplied by 2.0.

(b) Application of Actual Deferral Percentage Tests:

(i) In the event that this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or, in the event one or more other plans satisfy such requirements only if aggregated with this Plan, the Actual Deferral Percentages shall be determined, and the Actual Deferral Percentage Tests shall be applied, as if all such plans were a single plan.

(ii) If the Committee so elects, by a duly adopted amendment, the Actual Deferral Percentage Tests may be applied by using the Actual Deferral Percentage for Participants who are Non-Highly Compensated Employees for the preceding Plan Year (“prior year testing”), rather than for the Plan Year (“current year testing”), provided that current year testing has been used for the preceding five Plan Years or, if less, all of the years the Plan has been in existence, or  if, as a result of a merger or acquisition described in Code Section 410(6)(C)(i), the Employer maintains both a plan using prior year testing and a plan using current year testing, and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

(iii) For purposes of satisfying the Actual Deferral Percentage Tests of Section 3.05(a), all or any part of the Employer contributions and Employer matching contributions, if any are made under the terms of this Plan, may be treated as elective deferral contributions, provided that they are fully vested at all times, are subject to the restrictions of Section 3.08, and otherwise are deemed to be qualified nonelective contributions or qualified matching contributions within the meaning of Regulation Section 1.401(k)-1(b)(5).

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(iv) For purposes of the Actual Deferral Percentage Tests, only such elective deferral contributions, Employer contributions and Employer matching contributions as are paid over to the Trust prior to the last day of the twelve-month period immediately following the Plan Year to which such contribution relate shall be counted.

(v) The Committee shall maintain such records as are sufficient to demonstrate satisfaction of the Actual Deferral Percentage Test, as well as the amount of Employer contributions and/or Employer matching contributions taken into consideration for purposes of satisfying such test.

(c) Correction of Excess Contributions:  In the event that the Actual Deferral Percentage of the Highly Compensated Employees does not satisfy either of the Actual Deferral Percentage Tests, set out in Section 3.05(a) above, and subject to the provisions of Section 3.05(e),  the Excess Contributions to the Plan for the Plan Year shall be distributed to the Highly Compensated Employees, as provided in Sections 3.05(d) and 3.06.  To the extent any Highly Compensated Employee has not made the maximum catch-up contribution permitted for the year, any Excess Contributions allocated to that Highly Compensated Employee shall be treated as catch-up contributions and shall not be treated as Excess Contributions.

(d) Distribution of Excess Contributions:  The Excess Contributions for a Plan Year are to be distributed among Highly Compensated Employees on the basis of the amount of contributions made by, or on behalf of, each such Employee which is counted for purposes of computing the Actual Deferral Percentage of such Employee, first, by calculating the total amount of Excess Contribution to be distributed, in accordance with the procedures set forth this Section 3.05(d)(i) and, then, by apportioning the total amount of Excess Contributions among Highly Compensated Employees, in accordance with the procedures set forth in Section 3.05(d) (ii).

(i) The amount to be distributed attributable to a particular Highly Compensated Employee is the amount, if any, by which the contributions of that Highly Compensated Employee, which are taken into account under this section, must be reduced in order for the actual deferral ratio (hereinafter, “ADR”) of that Highly Compensated Employee to equal the highest permitted ADR under the Plan.  To calculate the highest permitted ADR under the Plan, the ADR of the Highly Compensated Employee with the highest ADR is reduced by the amount required to cause that Highly Compensated Employee’s ADR to equal the ADR of the Highly Compensated Employee with the next highest ADR.  If a lesser reduction would enable the Plan to satisfy one of the Actual Deferral Percentage Tests, only this lesser reduction shall be used to determine the highest permitted ADR.

(A) The above process shall be repeated until the Plan would satisfy one of the Actual Deferral Percentage Tests if the ADR for each Highly Compensated Employee were determined after the reductions described above.

(B) The sum of all the reductions for all Highly Compensated Employees as so determined is the total amount of Excess Contributions for the Plan Year.

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(C) The ADR of a Participant is the sum of the Participant’s elective deferral contributions, qualified nonelective contributions and qualified matching contributions taken into account with respect to the Participant for purposes of the Actual Deferral Percentage Tests for a Plan Year, divided by the Participant’s Employee Compensation for that Plan Year, and calculated to the nearest hundredth of a percentage point.

(ii) The contributions of the Highly Compensated Employee or Employees with the highest dollar amount of contributions taken into account under this Section 3.05(d) are reduced by the amount required to cause the contributions of that Highly Compensated Employee to equal the dollar amount of the contributions taken into account under this Section 3.05(d) for the Highly Compensated Employee with the next highest dollar amount of contributions taken into account under this Section.

(A) If a lesser apportionment to the Highly Compensated Employee would enable the Plan to apportion the total amount of Excess Contributions, only the lesser apportionment shall apply.

(B) The above process shall be repeated until the total amount of Excess Contributions determined under Section 3.05(d)(i) has been apportioned.

(e) Qualified Non-Elective Contributions:  For any Plan Year, the Employer may make a Qualified Non-Elective Contribution on behalf of Non-Highly Compensated Employees who are Participants in the Plan for such Plan Year in such amount as may be necessary to satisfy one of the Actual Deferral Percentage Tests set forth in Section 3.05(a).  Such contribution shall be made within twelve months after the end of the Plan Year to which it relates and shall be allocated among the Participants who are Non-Highly Compensated Employees in the same proportion that the Compensation of each such Participant bears to the total Compensation of all such Participants.  Each Participant’s share of the Qualified Non-Elective Contribution shall be allocated to his Elective Deferral Contribution Account, shall be fully vested at all times  and shall be subject to the provisions of Section 3.08, as applicable to all other amounts contributed to his Elective Deferral Contribution Account .

3.06 Corrective Distribution of Excess Contributions:

(a) A Participant’s Excess Contributions for any Plan Year and any income allocable to such contributions through the end of such Plan Year, reduced by Excess Deferrals previously distributed to the Participant for the Participant’s taxable year ending with or within the Plan Year, shall be distributed to the Participant no later than the last day of the following Plan Year.  In the event the Plan should be terminated during a Plan Year in which Excess Contributions are made, the Excess Contributions shall be distributed no later than twelve months following the date of termination.  For Plan Years beginning after 2005, distribution of Excess Contributions shall be made, first, from the Participant’s pre-tax elective deferral contributions, to the extent any were made for the year, unless the Participant elects otherwise.

(b) The income allocable to Excess Contributions for the Plan Year shall be determined by multiplying the income or loss for the Plan Year allocable to the Participant’s

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elective deferral reduction contributions (and to any Employer contributions or Employer matching contributions treated as elective deferral contributions in accordance with Section 3.05(b)(iii)) by a fraction.

(i) The numerator of the fraction is the Excess Contributions of the Participant for the Plan Year.

(ii) The denominator of the fraction is the Participant’s total account balance attributable to elective deferral contributions and amounts treated as elective deferral contributions as of the end of the year, reduced by any income allocable to such account for the Plan Year and increased by any loss allocable to such account for the Plan Year.

3.07 Treatment of Excess Deferrals:

(a) In the event a Participant makes elective deferral contributions to this Plan for any calendar year which would result in Excess Deferrals, as defined in Section 1.15, for that year, such Excess Deferrals shall be distributed as provided herein.

(b) A Participant’s Excess Deferrals shall be included in the Participant’s gross income in the year to which the deferral relates and, unless distributed within the time required by Section 3.07(c)(ii), in the year in which the Excess Deferrals are distributed.

(c) Excess Deferrals received by the Plan may be distributed to the Participant, under the following terms and conditions:

(i) On or before March 1 following the taxable year in which the Excess Deferrals were made (or such later date as may be provided by IRS regulations), the Participant shall advise the Committee, in writing, of the existence and amount of the Excess Deferrals allocated to this Plan.

(ii) On or before April 15 following the taxable year in which the Excess Deferrals were made, the amount of the Excess Deferrals allocable to this Plan and any income allocable to such Excess Deferrals through the end of such taxable year, shall be distributed to the Participant.  For Plan Years beginning after 2005, distribution of Excess Deferrals shall be made, first, from the Participant’s pre-tax elective deferral contributions, to the extent any were made for the year, unless the Participant elects otherwise.

(iii) The income allocable to the Excess Deferrals for the taxable year of the Participant shall be determined by multiplying the income (or loss) for that taxable year allocable to elective deferral contributions by a fraction, the numerator of which is the amount of Excess Deferrals made by the Participant for the taxable year, and the denominator of which is the Participant’s total Elective Deferral Contribution Account balance as of the end of the taxable year, reduced by the income allocable to such account for the taxable year and increased by the loss allocable to such account for the taxable year.

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(iv) Any corrective distribution of less than the entire amount of Excess Deferrals and income shall be treated as a pro rata distribution of the Excess Deferrals and income.

(v) The amount of Excess Deferrals that may be distributed with respect to any Participant for a taxable year shall be reduced by any Excess Contributions previously distributed with respect to such participant under Section 3.06 for the Plan Year beginning with or within such taxable year.

(vi) Except as otherwise provided by law, notwithstanding the distribution of Excess Deferrals under this Section 3.07, such amounts shall not be disregarded for purposes of the nondiscrimination requirements of Code Section 401(a)(4) or the Actual Deferral Percentage Limitations of Section 3.05 and shall be treated as annual additions for purposes of the limitations of Code Section 415.

3.08 Limitations on Withdrawals and Distributions:

(a) A Participant is fully vested at all times in all amounts contributed to his Elective Deferral Contribution Account and all earnings thereon.  However, except as provided in Section 3.07 or Section 3.09, no amounts may be withdrawn by, or distributed to, the Participant or his Beneficiary from such account prior to one of the following events:

(i) The Participant’s retirement, death, disability or severance from employment;

(ii) The Participant’s attainment of age 59‑1/2;

(iii) The termination of this Plan by the Employer, provided that the Employer does not maintain or establish, during the period beginning on the date of termination and ending twelve months after the distribution of all plan assets, a successor defined contribution plan, other than an employee stock ownership plan, as defined in Code Section 4975(e)(7) or Code Section 409(a), a simplified employee pension plan, as defined in Code Section 408(k), a SIMPLE IRA plan, as defined in Code Section 408(p), a plan or contract described in Code Section 403(b), or a plan described in Code Section 457(b) or (f);

(iv) The Participant’s call to duty after September 11, 2001, because of the Participant’s status as a member of a reserve component, for a period of at least 180 days or for an indefinite period (a “qualified reservist distribution”), as more fully described in Section 5.09;

(v) The Participant’s service in the uniformed services while on active duty for a period of at least 30 days; provided, however, that if a participant receives a distribution in accordance with this provision, the Participant’s Elective Deferral Contributions and voluntary nondeductible contributions (if the Plan provides for such contributions) must be suspended for a period of six months from and after such distribution.

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(b) The provisions of this Section 3.08 shall apply to all Employer contributions and Employer matching contributions, if any are made to this Plan, which are treated as elective deferral contributions for purposes of computing Actual Deferral Ratios and satisfying the actual deferral percentage tests, in accordance with Section 3.05(b)(iv).

(c) All withdrawals and distributions made in accordance with this Section 3.08 shall be subject to such Participant and spousal consent as may be required by law.

3.09 Hardship Distributions:

(a) General:  Notwithstanding the provisions of Sections 3.08, distribution may be made to a Participant from his Elective Deferral Contribution Account at any time, provided that the distribution is made on account of an immediate and heavy financial need of the Participant, is necessary to satisfy such financial need, and is made in accordance with the provisions of this Section 3.09, and provided, further, that his spouse consents, if spousal consent is required by law.

(b) Immediate and Heavy Financial Need:  The determination as to the existence of an immediate and heavy financial need shall be made by the Plan Administrator on the basis of all relevant facts and circumstances, but a distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant, if the distribution is made on account of:

(i) Medical expenses described in Code Section 213(d) incurred by the Participant, the Participant’s spouse, any dependent (as defined in Code Section 152) of the Participant, or a primary beneficiary;

(ii) Purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii) Payment of tuition, related educational fees, and room and board expenses for the next twelve months of post‑secondary education for the Participant, his spouse, children, dependents (as defined in Code Section 152), or a primary beneficiary;

(iv) Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of that principal residence;

(v) Payment of funeral or burial expenses for the parent, spouse, child, other dependent, or a primary beneficiary of the Participant; provided, however, that this subsection (b)(v) shall apply only with respect to Plan Years beginning after 2005;

(vi) Payment of expenses for repair of damage to the principal residence of the Participant which would qualify for casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); provided, however, that this subsection (b)(vi) shall apply only with respect to Plan Years beginning after 2005, or

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(vii) Any other circumstance which is determined by the Committee in an objective and nondiscriminatory manner, based upon all relevant facts and circumstances, and in accordance with the requirements of the Code and applicable regulations, to be an immediate and heavy financial need which is due to an extraordinary emergency, provided that an otherwise appropriate immediate and heavy financial need shall not fail to qualify merely because the need was reasonably foreseeable or voluntarily incurred.

(c) Distribution Necessary to Satisfy Financial Need: A distribution is made on account of a hardship only to the extent that the amount distributed does not exceed the amount required to relieve the financial need and only to the extent that the financial need cannot be satisfied from other sources which are reasonably available to the Participant.  This determination is to be made by the Committee on the basis of relevant facts and circumstances.  The following additional requirements must be satisfied:

(i) Prior to receiving any amount from this Plan as a hardship distribution, the Participant first must have obtained all distributions, other than hardship distributions, and all non‑taxable loans (including any Participant loans permitted under Article XIV of this Plan) currently available under all plans maintained by the Employer.

(ii) The Participant’s right to make elective deferral contributions shall be suspended for a period of six calendar months following the month in which the Participant receives a hardship distribution.

(d) Resources Considered:  A Participant’s resources shall include those assets of his or her spouse and minor children as are reasonably available.

(e) Additional Limitations on Distribution:  The following additional limitations shall apply to hardship distributions:

(i) In no event shall any hardship distribution exceed the amount of the Participant’s elective deferral contributions, plus any earnings on such contributions accrued as of December 31, 1988 (or such other date as may be provided by regulation).

(ii) For purposes of Section 3.09(b), a primary beneficiary of the Participant is an individual who is named as a beneficiary and has an unconditional right to all or a portion of the Participant’s account balance under the Plan upon the death of the Participant.

(iii) The minimum amount of any hardship withdrawal shall be $500.00.

3.10 Employer Matching Contributions:

(a) Although no Employer Matching Contribution is required, the Employer, at its discretion, may make a basic Employer Matching Contribution and a supplemental Employer Matching Contribution as provided herein for any Plan Year.  Any such Employer Matching Contribution shall be made as soon as administratively feasible after the last day of the Plan Year and within the time period permitted by law for the benefit of each Participant who remains an Eligible Employee as of the last day of the Plan Year.

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(b) The basic Employer Matching Contribution, if one is made, shall be a percentage of the Participant’s Elective Deferral Contributions which do not exceed 6% of such Participant’s Compensation (“Eligible Elective Deferral Contributions”), which percentage shall be based on a sliding scale of adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) divided by an earnings performance target set for the fiscal year of the Employer by the Board of Supervisors (the “Performance Target”) in accordance with the following schedule:

Adjusted EBITDA as a Percentage of the Performance Target for the Employer’s Fiscal Year	Matching Contribution Expressed as a Percentage of Eligible Elective Deferral Contributions for the Plan Year
115% or higher of Adjusted EBITDA	100%
100% to 114% of Adjusted EBITDA	50%
90% to 99% of Adjusted EBITDA	25%
Less than 90% of Adjusted EBITDA	0%

(c)  Any supplemental Employer Matching Contribution may be in such amount as the Board of Supervisors of the Employer shall select.  This section shall not be interpreted as a guarantee of any Employer Matching Contributions.

(d)  Notwithstanding the foregoing and in lieu of any other Employer Matching Contribution in accordance with Section 3.10 (b) or 3.10(c), the Employer shall make an Employer Matching Contribution, for each Plan Year, for each Participant who is covered by the collective bargaining agreement between Inergy Propane, LLC and Local Union 1293 of the International Brotherhood of Electrical Workers, AFL-CIO (hereinafter referred to as the “IBEW 1293 CBA”) in an amount equal to 50% of such Participant’s Elective Deferral Contributions that do not exceed 6% of the Participant’s Compensation.  This provision shall remain in effect through the July 31, 2015, expiration of the current IBEW 1293 CBA and any renewal thereof which provides expressly for the 50% rate of match.

3.11 Voluntary Nondeductible Contributions:  No Participant in the Plan is required or permitted to make voluntary nondeductible contributions to the Trust.  However, any voluntary nondeductible contributions which may have been made by a Participant to the Plan or a Prior Plan previously and which, as of the Effective Date, remain part of the Trust, as well as any amounts attributable to such contributions, shall remain in the Plan and shall be allocated to a separate voluntary nondeductible contribution account for the benefit of the Participant.   Such account shall be held and invested and shall share in gains and losses of the Trust, in accordance with the terms of the Plan and Trust.  A Participant’s separate voluntary nondeductible contribution account shall be fully vested and nonforfeitable at all times and shall be distributable at any time as the Participant shall direct, subject to the provisions of Article VII.

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3.12 Actual Contribution Percentage Limitations:

(a) Actual Contribution Percentage Tests:

(i) As to each Plan Year and unless the Employer has elected one of the safe harbors, as provided in Section 3.13, the Actual Contribution Percentage for Highly Compensated Employees for the Plan Year must bear a relationship to the Actual Contribution Percentage for Non-Highly Compensated Employees for the Plan Year which satisfies either of the following Actual Contribution Percentage Tests:

(A) The Actual Contribution Percentage for the Highly Compensated Employees is not more than the Actual Contribution Percentage for the Non-Highly Compensated Employees multiplied by 1.25, or

(B) The excess of the Actual Contribution Percentage for the Highly Compensated Employees over that of the Non-Highly Compensated Employees is not more than 2 percentage points, and the Actual Contribution Percentage of the Highly Compensated Employees is not more than the Actual Contribution Percentage for the Non-Highly Compensated Employees multiplied by 2.0.

(ii) In the event that this Plan satisfies the requirements of Code Section 401(m), 401(a)(4) or 410(b) only if aggregated with one or more other plans, or in the event one or more other plans satisfy such requirements only if aggregated with the Plan, the Actual Contribution Percentages shall be determined, and the Actual Contribution Tests shall be applied, as if all such plans were a single plan.  Such aggregation may be applied for purposes of satisfying Section 401(m) only if such plans have the same plan year and use the same Actual Contribution Percentage testing method.

(iii) If the Committee so elects, by duly authorized amendment, the Actual Contribution Percentage Tests may be applied by using the Actual Contribution Percentage for Participants who are Non-Highly Compensated Employees for the preceding Plan Year (“prior year testing”) rather than for the Plan Year (“current year testing”), provided that current year testing has been used for the preceding five Plan Years or, if less, all of the years the Plan has been in existence, or, if as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Employer maintains both a plan using prior year testing and a plan using current year testing, and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

(iv) The Committee shall maintain records sufficient to demonstrate satisfaction of the Actual Contribution Percentage Test, as well as the amount of Employer contributions and/or elective deferral contributions taken into consideration for purposes of satisfying such test.

(b) Correction of Excess Aggregate Contribution:  In the event that the Actual Contribution Percentage of the Highly Compensated Employees does not satisfy either of the Actual Contribution Percentage Tests set out in Section 3.12(a) above, the excess voluntary nondeductible contributions and/or Employer matching contributions to the Plan for the Plan

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Year (and any excess elective contributions made under this Plan or any other cash or deferred arrangement maintained by the Employer which are recharacterized as voluntary nondeductible contributions for the Plan Year),  which shall be referred to as “Excess Aggregate Contributions,” and any income attributable to those Excess Aggregate Contributions, shall be forfeited, if attributable to Employer matching contributions, or distributed to the Participant within twelve months after the close of the Plan Year in which the excess arose.  In the event the Plan should be terminated during a Plan Year in which Excess Aggregate Contributions arise, such Excess Contributions shall be distributed no later than 12 months following the date of termination.  The Excess Aggregate Contributions with respect to any Plan Year shall be calculated as the excess of (i) the aggregate contribution percentage amounts taken into account in computing the numerator of the contribution percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over (ii) the maximum contribution percentage amounts permitted by the Actual Contribution Percentage Test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their contribution percentages beginning with the highest of such percentages).

(c) Distribution of Excess Aggregate Contributions:  The Excess Aggregate Contributions for any Plan Year are to be distributed among Highly Compensated Employees on the basis of the amount of contributions made by or on behalf of each such Employee which is counted for purposes of computing the Actual Contribution Ratio of such Employee.

(i) Such Excess Aggregate Contributions shall be distributed, first, to the Highly Compensated Employee or Employees with the largest contribution percentage amount.

(ii) The above process shall be repeated with reference to the Highly Compensated Employee with the next largest contribution percentage amount and, then, continuing in descending order until all Excess Aggregate Contributions have been distributed.  For this purpose, “largest contribution percentage amount” shall be determined after distribution of any Excess Aggregate Contributions.

(d) Definitions:  For purposes of applying the provisions of this Section 3.12 and Article III,

(i) “Actual Contribution Percentage” shall mean the average of the Actual Contribution Ratios for the group of Highly Compensated Employees who are eligible to make voluntary nondeductible contributions or to receive Employer matching contributions or the group of Non‑Highly Compensated Employees who are eligible to make voluntary nondeductible contributions or to receive Employer matching contributions, as the case may be.

(ii) “Actual Contribution Ratio” shall mean, for each employee, the sum of his voluntary nondeductible contributions, if any, and his Employer matching contributions, if any, for the Plan Year, divided by his Employee Compensation for the Plan Year.

(A) The Actual Contribution Ratio for each Employee and the Actual Contribution Percentages shall be calculated to the nearest one hundredth of one percent.

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(B) If a Highly Compensated Employee makes voluntary nondeductible contributions and/or receives Employer matching contributions under more than one plan of the Employer, all such contributions shall be aggregated for purposes of determining the Actual Contribution Ratio of that Employee.

(C) If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different plan years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.  Notwithstanding the foregoing, certain plans shall be treated as separate, if mandatorily disaggregated under regulations under Code Section 401(m).

(D) For purposes of computing Actual Contribution Ratios and satisfying the Actual Contribution Percentage Tests of this Section 3.12, any Employer matching contributions which are treated as elective deferral contributions, in accordance with Section 3.05(b)(iii), for purposes of satisfying the Actual Deferral Percentage Tests of Section 3.05(a), shall be disregarded.

(E) For purposes of computing Actual Contribution Ratios and satisfying the Actual Contribution Percentage Tests of Section 3.12, all or any part of the Employer contributions and elective deferral contributions may be treated as Employer matching contributions, provided that such contributions are deemed to be qualified nonelective contributions or qualified elective contributions, within the meaning of Regulation Section 1.401(m)‑1(b)(5), and provided that the Actual Contribution Percentage Tests are applied using the Actual Contribution Percentage for the Plan Year for Participants who are Non-Highly Compensated Employees.

(F) For purposes of computing Actual Contribution Ratios and satisfying the actual contribution percentage tests of Section 3.12, voluntary nondeductible contributions are taken into account for a Plan Year in which such contributions are contributed to the Trust.  Payments by the Participant to an agent of the Plan shall be treated as contributions to the Trust, provided such contributions are transmitted to the Trust within a reasonable time.  Excess elective deferral contributions, which are recharacterized as voluntary nondeductible contributions (if such recharacterization is permitted under the terms of this Plan), are to be taken into account as voluntary nondeductible contributions for the Plan Year in which the excess contributions are includable in the gross income of the Participant.

(G) For purposes of computing Actual Contribution Ratios and satisfying the Actual Contribution Percentage Tests of this Section 3.12, Employer matching contributions are to be taken into account for a Plan Year only if such contributions are allocated to the Participant’s account as of a date within the Plan Year, are actually paid to the Trust no later than the end of the twelve month period beginning on the day after the close of the Plan Year, and are made on behalf of the Participant based on his elective deferral contributions for the Plan Year.

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(e) Income Allocable to Excess Aggregate Contributions: The income attributable to the Participant’s Excess Aggregate Contributions shall be equal to the allocable income or loss for the Plan Year to which the Excess Aggregate Contributions relate.

(i) The income allocable to Excess Aggregate Contributions for the Plan Year shall be determined by multiplying the income for the Plan Year allocable to voluntary nondeductible contributions and Employer matching contributions (and amounts treated as Employer matching contributions in accordance with Section 3.12(d)(ii)(E)) by a fraction.

(A) The numerator of the fraction is the Excess Aggregate Contributions of the Participant for the Plan Year.

(B) The denominator of the fraction is the Participant’s total account balance attributable to voluntary nondeductible contributions, Employer matching contributions and/or amounts treated as Employer matching contributions as of the end of the Plan Year, reduced by any income allocable to such account for the Plan Year and increased by any loss allocable to such account for the Plan Year.

(ii) Notwithstanding the foregoing, the income allocable to Excess Aggregate Contributions resulting from the recharacterization of any elective deferral contributions as voluntary nondeductible contributions (if such recharacterization is permitted under the terms of this Plan) shall be determined and distributed as if such recharacterized contributions had been distributed as excess contributions.

3.13 Safe Harbors:  Notwithstanding any other provision of this Article III to the contrary, for any Plan Year as to which the Employer has elected, in accordance with Section 3.13(b), to make a Safe Harbor Contribution, the Plan shall be deemed to have satisfied automatically the Actual Deferral Percentage Limitations of Section 3.05, and any elective deferral contributions made pursuant to Section 3.03 shall be deemed to satisfy the non-discrimination standards of Code Section 401(k)(3).  In addition, with respect to any Plan Year, as to which the matching contribution safe harbor provisions of Section 3.13(a)(ii) are satisfied, the Plan shall be deemed to have satisfied automatically the Actual Contribution Percentage Limitations of Section 3.12; provided, however, that such limitations shall remain applicable to voluntary nondeductible contributions and any matching contributions which do not satisfy the safe harbor.  The provisions of this Section 3.13 shall be applicable only to a Plan Year which is twelve months in length or, in the case of the first Plan Year, at least three months in length (or any shorter period, in the case of a new Employer that establishes the Plan as soon as administratively feasible after coming into existence).

(a) Safe Harbor Contributions: For each Plan Year for which the provisions of this Section 3.13 are applicable, the Employer shall contribute to the Trust either the amount specified in Section 3.13(a)(i) or Section 3.13(a)(ii) below.  The contribution made for the benefit of a Participant hereunder shall be fully vested and nonforfeitable at all times, shall be subject to the restrictions on withdrawals and distributions of Section 3.08, (but shall not be subject to distribution for hardship in accordance with Section 3.09), and shall be allocated to that Participant’s Employer Contribution Account.  Such contribution shall be made to the Plan

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within twelve months of the close of the Plan Year.  Such Safe Harbor Contribution may be made to another qualified defined contribution plan maintained by the Employer, provided that such plan is identified in Appendix II to this Plan, that each Employee eligible to participate in this Plan also is eligible under such other plan, and that such other plan has the same plan year as this Plan.

(i) 3% Safe Harbor Contribution: The Employer will contribute an amount equal to 3% of the Compensation of each Participant who is eligible to make an elective deferral contribution to the Trust in accordance with the provisions of Section 3.03, or who would be eligible to make an elective deferral contribution but for a suspension, in accordance with Section 3.09(c)(ii) by reason of having received a hardship distribution, or due to statutory limitations, such as Code Section 402(g) or Code Section 415.  Compensation shall be defined as in Section 1.04; provided, however, that in no event shall any dollar limit, other than the limit imposed by Code Section 401(a)(17), apply to the Compensation of a Non-Highly Compensated Employee.

(ii) Safe Harbor Matching Contribution:  In lieu of the contribution provided for in subsection (i) above, the Employer may contribute an amount for each Participant equal to 100% of that Participant’s elective deferral contributions which do not exceed 3% of such Participant’s Compensation, plus an amount equal to 50% of that Participant’s elective deferral contributions which exceed 3% of that Participant’s Compensation but do not exceed 5% of that Participant’s Compensation; provided, however, that with respect to any Plan Year as to which the Employer elects to make the Safe Harbor Contribution pursuant to this Section 3.13(a)(ii), no Employer Matching Contribution shall be made, pursuant to Section 3.10, with respect to elective deferral contributions made by any Participant.   The Safe Harbor Matching Contributions may be made with respect to elective deferral contributions for the Plan Year as a whole or separately with respect to each payroll period (or with respect to all payroll periods ending with or within each month or Plan Year quarter) taken into account for the Plan Year.  If the payroll method is used, however, the Safe Harbor Matching Contributions due with respect to elective deferral contributions made during any Plan Year quarter beginning after May 1, 2000, shall be deposited into the Trust by the last day of the following Plan Year quarter.

(b) Election: The election to make a Safe Harbor Contribution, as provided herein for any Plan Year shall be made, prior to the first day of such Plan Year, by resolution or other appropriate action of the Employer, shall include the election of a specific safe harbor contribution method to be recited within Appendix II of this Plan, and may not be changed except by duly authorized amendment.   Notwithstanding the foregoing, the election to make the 3% Safe Harbor Contribution for a Plan Year may be made, as provided herein, at any time during that Plan Year, but not later than 30 days prior to the last day of that Plan Year, provided that the Plan provides for Actual Deferral Percentage testing and, if applicable, Actual Contribution Percentage testing, to be applied on a current year basis and provided, further, that the notice requirements of Section 3.13(c)(ii) are satisfied.

(c) Notice:

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(i) Timing of Notice: The Employer shall provide written notice to Participants, at least 30 days, but not more than 90 days, prior to the first day of the applicable Plan Year of its intention to make a Safe Harbor Contribution, and such notice shall specify whether the Employer will make the 3% Safe Harbor Contribution or the Safe Harbor Matching Contribution.   If an Employee becomes a Participant after the date on which notice is given, as provided herein, the Employer shall provide written notice to that Participant no earlier than 90 days prior to his Date of Participation and no later than his Date of Participation.

(ii) Notice of Late Election Option:  Alternatively, the Employer may provide written notice to Participants, at least 30 days, but not more than 90 days, prior to the first day of the applicable Plan Year that, at a later date in the Plan Year, it may elect to make the 3% Safe Harbor Contribution and that, if such election is made, a supplemental notice will be provided to Participants at least 30 days prior to the last day of the Plan Year informing them of such election.

(iii) Contents of Notice: All notices shall be written in a manner calculated to be understood by the average Participant and shall describe the Participant’s rights and obligations under the Plan.

(d) Modification of Deferral Elections: In addition to the provisions of Section 3.04(b) with regard to amendment of deferral elections, a Participant may make or modify his salary deferral election during the thirty-day period immediately following receipt of the notice described in Section 3.13(b).

(e) Reduction or Elimination of Safe Harbor Matching Contributions: The Plan may be amended during a Plan Year to reduce or eliminate the Safe Harbor Matching Contribution, provided that the conditions of Sections 3.13(e)(i), (ii), (iii) and (iv) below are satisfied and provided that all other requirements of the Safe Harbor are satisfied through the effective date of the amendment.

(i) Notice: A supplemental notice shall be provided to all Participants explaining the consequences of the amendment , specifying the effective date of the amendment, and informing Participants of their right to modify their salary deferral elections and, if applicable, voluntary nondeductible contribution elections.

(ii) Effective Date:  Any reduction or elimination of Safe Harbor Matching Contributions shall be effective no earlier than the later of (A) 30 days after the supplemental notice required in Section 3.13(e)(i) has been provided to Participants and (B) the date on which the amendment is adopted.

(iii) Modification of Elections:  A participant may modify his salary deferral election and, if applicable, his voluntary nondeductible contribution election, during the thirty-day period immediately following receipt of the supplemental notice provided in accordance with Section 3.13(e)(i) above.

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(iv) Testing:  The Actual Deferral Percentage Limitations of Section 3.05 and, if applicable, the Actual Contribution Percentage Limitations of Section 3.12 must be satisfied  for the entire Plan Year, using the current year testing method.

3.14 Automatic Contribution Arrangement:

(a) Each Covered Participant, as defined herein, shall be deemed to have elected to make an elective deferral contribution to the Trust and thereby to defer receipt of 6% of his Compensation for each pay period (hereinafter referred to as the “automatic deferral amount”), subject to the limitations set forth in Section 3.05, and the then applicable limits under Code Section 402(g); provided, however, that in no event shall an elective deferral contribution be permitted by any Participant to the extent that it would result in a violation of Code Section 415 (See Plan Appendix, “Limitations ‑ Section 415”) or Code Section 401(k).  To the extent that any other provision of this Article III is inconsistent with automatic contribution arrangement provisions of this Section 3.14, this Section shall govern.

(b) Written notice of the automatic contribution arrangement and automatic deferral amount shall be given to each Covered Participant no more than 90 days prior to his initial Date of Participation (and no later than his Date of Participation) and to each Covered Participant at least 30 days, but not more than 90 days, prior to the beginning of each Plan Year.  The notice must describe accurately and in terms calculated to be understood, (i) the amount of the automatic deferral that will be made on behalf of the Covered Employee in the absence of an affirmative election, (ii) the right of the Covered Participant to have no elective deferral made on his behalf or to have an elective deferral made on his behalf in a different amount, and (iii) how the automatic deferrals will be invested in the absence of an affirmative election by the Covered Participant.

(c) Each Covered Participant shall be accorded reasonable opportunity to modify his deferral election for the applicable Plan Year, to increase or reduce the deferral amount, or to opt out of the automatic deferral feature by entering into a deferral election agreement with the Employer.  Such election shall be implemented by the Employer as soon as administratively feasible after receipt of same.   In the event a Participant elects to opt out of the elective deferral feature with respect to any Plan Year, such election shall remain in effect for the remainder of that Plan Year and for succeeding Plan Years, unless and until the Participant affirmatively elects to make an elective deferral contribution by entering into a deferral election agreement with the Employer.

(d) For purposes of this Section 3.14, a “Covered Participant” is a Participant for whom no affirmative election regarding elective deferral contributions is in effect as of the effective date of this Section 3.14 or, if later his Date of Participation.

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ARTICLE XII ‑ PARTICIPANTS’ RIGHTS AND MISCELLANEOUS PROVISIONS

12.01 Merger and Consolidation:  In the event of a merger or consolidation of the Plan with any other plan or the transfer of the assets or liabilities of the Plan to any other plan, each Participant shall be entitled to receive a benefit, if the Plan then terminated, which is at least equal to the benefit to which he would have been entitled if the Plan had terminated immediately prior to such merger, consolidation or transfer.  The Trustee, at its discretion, may hold and maintain, for the benefit of any Participant, assets including but not limited to Plan loans, policies of insurance and annuity contracts, which are or have been transferred to the Plan by way of Plan merger, even if such assets otherwise would not be permissible under the terms of the Plan.

12.02 Employment Rights:  The Plan shall neither confer upon any Participant or other Employee any right of employment, nor interfere with the right of the Employer to discharge any Participant or other Employee.

12.03 Spendthrift:

(a) Except as provided by law for loans from the Plan to a Participant or otherwise, and except as provided in subparagraphs (b) and (c) below, no benefit under the Plan shall be liable for, or subject to, the contracts, debts, liabilities or torts now or hereafter made, contracted, incurred or committed by any Participant, former Participant, or Beneficiary thereof; nor shall such benefit be subject to attachment, garnishment or legal or equitable process.  Except as provided by law, no assignment, alienation, pledge or encumbrance of any benefit made by a Participant, former Participant or Beneficiary thereof shall be valid, and such benefit shall be paid by the Trustee directly to, or for the benefit of, the person(s) entitled thereto, without regard to any assignment, order, attachment or claim whatsoever.

(b) Subparagraph (a) of this Section 12.03 shall apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a Domestic Relations Order, as defined in Article XV hereof, but shall not apply, if, in accordance with the provisions of that Article, such Order is determined to be a Qualified Domestic Relations Order.

(c) Subparagraph (a) of this Section 12.03 shall not apply to any offset of a Participant’s benefits provided under this Plan against any amount that the Participant is ordered or required to pay to the Plan, provided that the following requirements are satisfied:

(i) The order or requirement to pay arises  (A) under a judgment of conviction for a crime involving the Plan, (B) under a civil judgment (including any consent order or decree) entered by a court in an action brought in connection with a violation or alleged violation of Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, or (C) pursuant to a settlement agreement between the Secretary of Labor and the Participant or between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation or alleged violation of Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 by a fiduciary or any other person;

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(ii) The judgment, order, decree or settlement agreement is entered into on or after August 5, 1997, and expressly provides for the offset of all or part of the amount which the Participant is ordered or required to pay against the Participant’s benefits provided under the Plan;

(iii) If the survivor annuity requirements of Code Section 401(a)(11) apply with respect to the distributions from the Plan to the Participant, and if the Participant has a spouse at the time at which the offset is to be made, (A) either such spouse has consented in writing to such offset and such consent is witnessed by a notary public or representative of the Plan (or it is established to the satisfaction of a Plan representative that such consent may not be obtained because there is no spouse or because the spouse cannot be located, or an election to waive the right of the spouse to either a qualified joint and survivor annuity or a qualified preretirement survivor annuity is in effect in accordance with the requirements of Code Section 417(a);  (B) such spouse is ordered or required, pursuant to such judgment, order, decree or settlement, to pay an amount to the Plan in connection with a violation of Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, or  (C) pursuant to such judgment, order, decree or settlement, such spouse retains the right to receive the survivor annuity under a qualified joint and survivor annuity provided pursuant to Code Section 401(a)(11)(A)(i) and under a qualified preretirement survivor annuity provided pursuant to Code Section 401(a)(11)(A)(ii), determined in accordance with subparagraph (iv) below, and

(iv) The survivor annuity described in subparagraph (c)(iii)(C) above shall be determined as if the Participant terminated employment on the date of the offset, there was no offset, the Plan permitted commencement of benefits only on or after attainment of normal retirement age, the Plan provided only the minimum required qualified joint and survivor annuity, and the amount of the qualified preretirement survivor annuity under the Plan is equal to the amount of the survivor annuity payable under the minimum required qualified joint and survivor annuity.  For purposes of this subparagraph (c)(iv), the term “minimum required qualified joint and survivor annuity” shall mean the qualified joint and survivor annuity which is the actuarial equivalent of the Participant’s accrued benefit (as defined in Code Section 411(a)(7)) and under which the survivor annuity is fifty percent of the amount of the annuity which is payable during the joint lives of the Participant and the spouse.

12.04 Impact of Qualified Military Service:  For purposes of entitlement to death benefits in accordance with Section 5.03, a Participant who dies while performing Qualified Military Service shall be treated as having resumed employment with the Employer on the day preceding the Participant’s death and then terminated employment on account of death.  For purposes of Disability Benefits in accordance with Section 5.02, a Participant who sustains a Total and Permanent Disability while performing Qualified Military Service shall be treated as if such Participant had resumed employment immediately preceding the date on which such Total and Permanent Disability is deemed to have occurred and then ceased employment as a result of such Total and Permanent Disability.  Effective for Plan Years beginning on or after January 1, 2009, any Differential Wage Payment made by the Employer to a Participant performing Qualified Military Service shall be treated as Compensation solely for purposes of applying the limitations of Code Section 415, in accordance with Appendix I.  For this purpose, “Differential Wage

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Payment” shall mean any payment made by the Employer to an individual performing uniformed service while on active duty of more than 30 days and which represents all or a portion of the wages the individual would have received if he were performing services for the Employer.

12.05 Notice by Electronic Media:  Unless otherwise restricted or prohibited by law, to the extent the Employer or Plan Administrator is required to provide written notice to any Employee, Participant, Beneficiary or Alternate Payee as the recipient, such notice may be provided by way of electronic media reasonably accessible to the recipient, provided that (a) the system under which the electronic notice is provided is reasonably designed to provide the notice in a manner which is no less understandable than a written paper document, (b) the recipient is advised, at the time the notice is provided, that he may request and receive the notice in written paper form at no charge, and (c) the notice, in written paper form, is provided at no charge upon request of the recipient.

12.06 Miscellaneous Receipts:  Any amounts received by the Trustee which are not attributable to a specific account or investment, including, but not limited to, recovery of amounts previously written off as uncollectible, group insurance experience refunds, recoveries through correction of trade, clerical or administrative errors, claims settlements and recoveries, payments received as a result of demutualization of insurance companies, and recoveries from service providers or their insurers, shall be held in the suspense account and shall be applied, as of the next valuation date, in accordance with the provisions of Section 4.02.

12.07 Payment of Administrative Expenses:  Except as otherwise determined by the Committee, all reasonable and proper expenses incurred in the administration of the Plan, including expenses incurred by the Committee, the Employer, an Investment Manager and/or the Trustee, shall be paid from the Trust and may be charged to individual accounts on a pro rata or per capita basis.  Expenses shall include fees and expenses of the Trustee and Investment Manager, as well as expenses incident to the administration of the Plan, including, but not limited to, fees of accountants, actuaries, legal counsel, third party administrators, consultants and other advisors or specialists.

Subject to any restrictions imposed by law, expenses unique to, or specifically related to, a Participant, Beneficiary, putative Beneficiary, Alternate Payee or putative Alternative Payee may be charged solely to the individual accountant or interest of that Participant, Beneficiary or Alternate Payee, or, to the extent the Committee deems appropriate, may be charged and paid by the Participant, Beneficiary or Alternate Payee outside of the Plan, provided that such expenses are assessed in a uniform and nondiscriminatory manner.

12.08 Diversification Requirements:  The provisions of this Section 12.08 apply only if the Plan holds any publicly traded employer securities or is treated as holding publicly traded securities as provided herein.

(a) For purposes of this Section 12.08, a “publicly traded security” is a security which is traded on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1935 or which is traded on a foreign national securities exchange that

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is officially recognized, sanctioned, or supervised by a governmental authority and is deemed by the Securities and Exchange Commission as having a “ready market” under SEC Rule 15c3-1 (17 CFR 240.15c3).

(b) To the extent that the account of any Participant (which, for this purpose, shall include an Alternate Payee, as defined in Section 15.01(c), who has an account under the Plan, and the beneficiary of a deceased Participant) attributable to elective deferrals (as defined in Code Section 402(g)(3)(A)), employee contributions or rollover contributions is invested in publicly traded employer securities, such Participant must be offered the opportunity, no less frequently than quarterly, to divest those employer securities and reinvest an equivalent amount in other investment options described in Section 12.08(d).

(c) With respect to any Participant (which, for this purpose, shall include an Alternate Payee, as defined in Section 15.01(c), who has an account under the Plan, and the beneficiary of a deceased Participant) who has completed at least three years of vesting service, if any portion of such Participant’s account attributable to employer nonelective contributions is invested in publicly traded employer securities, such Participant must be offered the opportunity, no less frequently than quarterly, to divest those employer securities and reinvest an equivalent amount in other investment options described in Section 12.08(d).

(d) At least three investment options, other than employer securities, much be offered to Participants, as provided in Sections 12.08(b) and (c) above. These investment options must be diversified and have materially different risk and return characteristics.  Except as provided in Treasury Regulation § 1.401(a)(35)-1(e)(2) and (3), no restrictions (direct or indirect) or conditions which are not imposed on other plan assets, will be imposed with respect to publicly traded employer securities.

(e) For purposes of this Section 12.09, if the Employer or any member of a controlled group of corporations (as described in Treasury Regulation § 1.401(a)(35)-1(f)(2)(iv)(A)), which includes the Employer has issued a class of stock which is a publicly traded employer security, and if the Plan holds employer securities which are not publicly traded employer securities, the Plan shall be treated as holding publicly traded employer securities.

12.09 Restrictions on Annuities: Any annuity contract purchased and distributed from the Plan shall be non-transferable and shall comply with the terms of the Plan.

12.10 Headings:  The headings used in this Plan are for convenience only and shall not be deemed to limit, construe or interpret any of the provisions of the Plan.

12.11 Construction: The provisions of this Plan and of the Trust Agreement adopted in conjunction with this Plan shall be construed in accordance with federal laws governing qualified retirement plans and, to the extent not preempted by federal law, by the laws of the state in which the principal office of the Employer is located.  If any provision of this Plan or the Trust Agreement is determined to be invalid or illegal for any reason, such determination shall not affect the remaining provisions of the Plan, and, in such event, the Plan or Trust Agreement, as

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the case may be, shall be construed as if the invalid or illegal provision had not been included therein.

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ARTICLE XIII ‑ TRANSFER OF ACCOUNTS TO AND FROM OTHER QUALIFIED PLANS

13.01 Transfers from Plan:  In the event a Participant shall terminate his employment with the Employer and shall obtain employment with a new employer, the Trustee may transfer all (but not less than all) of the Vested Portion of the account of said Participant to any trust meeting the requirements described in Section 13.03 below.  In addition, in the event this Plan is terminated, the Trustee may, if so authorized by the Employer, transfer the account of a Participant to another plan of the Employer meeting such requirements.  All accounts transferred from this Plan to another plan shall be treated as having been transferred on the last day of the Plan Year ending coincident with, or immediately prior to, the date of transfer.

13.02 Transfers to Plan:  The Trustee may accept for the benefit of a Participant hereunder any or all amounts rolled over from any other qualified plan described in Code Section 401(a) or 403(a), any individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and otherwise would be includable in the gross income of the Participant, an annuity contract described in Code Section 403(b), or an eligible plan under Code Section 457(f) which is maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, as well as any or all amounts transferred to it by the trustee of any other qualified trust which meets the requirements of Section 13.03(a), subject to the restrictions described in Section 13.04. In addition, the Trustee may accept any or all amounts rolled over from any other qualified plan or individual retirement account or annuity, as otherwise provided herein, for the benefit of an Employee who has not yet attained his Date of Participation but who is not excluded from, or otherwise ineligible for, Plan participation and who is reasonably expected to become a Participant.  All such amounts received by this Plan shall be separately accounted for but shall be commingled with the general Trust Fund; provided, however, that if any amounts are received by this Plan from any plan which provides for a life annuity method of payment which is not available under the terms of this Plan, the Trustee either shall continue to hold such amounts as segregated accounts or shall maintain separate records with respect to such amounts such that they shall be readily identifiable at all times.  Except as otherwise restricted by law, any amounts rolled into this Plan by or for the benefit of any Participant from any other plan, individual retirement account or annuity or annuity contract may be withdrawn by that Participant at such time as that Participant shall direct (which shall be deemed to be the Participant’s benefit entitlement date as to such amounts for purposes of Section 5.05) and subject to the provisions of Article VII.  In no event, however, must any amount rolled into, or transferred to this Plan, in accordance with this Article XIII, or attributable to such rollover or transfer be taken into consideration in determining the value of the Participant’s account for purposes of the cash-out distribution provisions of Section 6.05.

13.03 Requirements of Trust:  The requirements of trust referred to above are as follows:

(a) The recipient or transferring trust must be tax‑exempt under Code Section 501 and part of a profit sharing or pension plan which is a qualified plan under Code Section 401(a), and

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(b) The trustee of the recipient trust must be willing and able to accept the said amount pursuant to the terms of the recipient trust.

13.04 Restrictions on Transferred Accounts: All accounts transferred to or from this Plan pursuant to this Article XIII shall continue to be subject to all of the provisions and limitations specifically applicable to such accounts as if such accounts had remained in the transferring plan, including, specifically, provisions for distribution of benefits in the form of a qualified joint and survivor annuity or Qualified Pre‑Retirement Survivor Annuity.

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ARTICLE XIV ‑ LOANS TO PLAN PARTICIPANTS

14.01 Availability of Loans:  Subject to any restrictions imposed by law, loans shall be made available to all Participants on a reasonably equivalent basis, without regard to the purpose of any loan, and shall be made in accordance with any relevant administrative policies adopted by the Committee.  Reasonable administrative fees incurred in connection with the extension, maintenance, enforcement and/or satisfaction of a participant loan may be assessed and, unless paid directly by the Participant, may be deducted from the account of the Participant from which the loan is to be taken.  No Participant may have more than 2 loans outstanding at any time.  Any loan made to a Participant shall be treated as an asset of the individual account of that Participant, and any interest paid on said loan shall be added to the individual account of that Participant.

14.02 Terms and Conditions of Loans:

(a) Amount of Loan:  Unless otherwise permitted by administrative policy adopted by the Employer, the minimum amount of any loan is $1,000.00.  The maximum amount of any loan, when added to the total outstanding balance of all other loans to the Participant from this Plan and from all other plans of the Employer and of any other employer required to be aggregated with the Employer under Code Section 414(b), 414(c), 414(m) or 414(o), is the lesser of

(i) 1/2 of the Vested Portion of the Participant’s account under this Plan and all of his accounts and/or accrued benefits under all such other plans, or

(ii) $50,000.00, reduced by the excess of the Participant’s highest outstanding loan balance during the one-year period ending on the day before the new loan is made over the outstanding balance of loans on the date of the new loan.

(b) Term of Loan: Each loan shall be repaid over a period of not more than five years, unless such loan is used to acquire a dwelling unit which, within a reasonable period of time (determined at the time the loan is made), will be used as the principal residence of the Participant, in which case, the loan shall be repaid over a period of not more than ten years.  The repayment schedule of each loan (principal and interest) shall provide for level amortization over the term of the loan and for payments to be made not less frequently than quarterly.  Notwithstanding the foregoing, the Participant’s obligation to repay a loan shall be suspended during a leave of absence for Qualified Military Service.  Additionally, the Participant’s obligation to repay a loan may be suspended during any other approved  leave of absence of not more than twelve months, provided that the remaining payments shall be adjusted, if and as necessary, as to insure that the loan will be repaid within the original term, if the original term of the loan was five years, or within a renegotiated term that conforms to this Section 14.02(b) and otherwise is permissible under law.

(c) Interest: All loans under this Article XIV shall bear interest at a rate which is not less than one percent (1%) in excess of the prime rate in effect as of the prior business day.  Each loan applicant shall receive a clear statement of the charges involved in his loan transaction, including the dollar amount and annual interest rate.

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(d) Security: Each loan shall be adequately secured and shall be evidenced by a Judgment Note.  The Participant shall assign, as security for a loan, all his right, title and interest in and to 50% of his account, provided that the Participant’s spouse consents, in writing, to such assignment not more than 180 days prior to the date of the loan, if such consent is required by law.  In the event the Participant’s spouse does not so consent and spousal consent is required by law, and/or in the event the assignment by the Participant does not secure the loan adequately, the Participant shall provide such other security for the loan as would be required in a commercial loan transaction between unrelated parties on arm’s‑length terms and which may include, but shall not be limited to, mortgage interest in real estate, a lien interest in an automobile acquired with the proceeds of the loan, a pledge of securities or other collateral, and/or wage attachment or payroll deduction.

(e) Repayment on Termination of Employment: Notwithstanding any other provision herein to the contrary, in the event the employment of a Participant having an outstanding loan obligation hereunder is terminated for any reason, the Committee may permit the Participant to make repayments directly to the Trust.  Alternatively, the Committee at its discretion may declare the balance of the loan to be due and payable as of the date of such termination, in which case, the Trustee may deduct the unpaid balance, including unpaid accrued interest, from any payment or distribution from the Trust to which the Participant or his Beneficiary may be entitled, or at the election of the Participant, may transfer the loan, in kind, to another qualified Employer plan, in accordance with the provisions of Article XIII.

(f) Deemed Loan: An assignment or pledge of any portion of the Participant’s interest in the Plan and a loan, pledge or assignment by a Participant with respect to any insurance contract held in the Plan, will be treated as a loan under this Article XIV.

(g) Transferred Loan: Notwithstanding anything herein to the contrary, in the event a pre-existing loan is transferred to this Plan for the benefit of a Participant in connection with a merger, acquisition or other transaction, such loan may be administered in accordance with its original terms.

14.03 Procedures: The Committee has established Loan Procedures, which are incorporated herein by reference and which may be amended or modified by the Committee at any time without necessity of amending this Article XIV.

14.04 Default: With respect to any loan made pursuant to this Article XIV, the failure of the borrower to make repayment as agreed or the occurrence of any event constituting a default contained in any agreement or note executed in conjunction with the loan, shall constitute a default on the loan.  In the event of such a default, the Committee shall declare the unpaid balance of the loan to be immediately due and payable and, upon the occurrence of a distributable event, may, without demand or notice, enter judgment against the borrower, deduct the unpaid balance, including unpaid accrued interest, from the borrower’s account or from any payment or distribution from the Trust to which the borrower-Participant (or his Beneficiary) may be entitled or otherwise foreclose on, sell or dispose of any security interest, and/or exercise any or all of the rights accorded to the Trustee and Committee under the Uniform Commercial Code.

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